Exhibit (a)(1)(M)

ANNEX 1: SUPPLEMENT NO. 1 TO THE TENDER OFFER DOCUMENT

SUPPLEMENT NO. 1 TO THE TENDER OFFER DOCUMENT ISSUED ON 11 MARCH 2016 BY ACORDA THERAPEUTICS, INC. RELATING TO THE VOLUNTARY PUBLIC TENDER OFFER FOR ALL OF THE ISSUED AND OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES, STOCK OPTIONS, SHARE UNITS AND WARRANTS IN BIOTIE THERAPIES OYJ

18 March 2016

Acorda Therapeutics, Inc. (“Acorda”) supplements the tender offer document published on 11 March 2016 (“Tender Offer Document”) in accordance with the Chapter 11, Section 11, Subsection 4 of the Finnish Securities Markets Act (746/2012, Arvopaperimarkkinalaki) as follows.

Biotie Therapies Corp. (“Biotie”) published its financial statement release for the year 2015 on 18 March 2016 (“2015 Financial Statement Release”). Acorda supplements Section 5.10 of the Tender Offer Document with the 2015 Financial Statement Release added as Annex H of the Tender Offer Document. Section 5.11 of the Tender Offer Document is also amended due to the 2015 Financial Statement Release as follows (amendments bold underlined):

The future prospects of the Company have been described in the financial statement release for the year 2015 (Annex H). Other stock exchange releases recently published by the Company that may have a material effect on the value of the Equity Interests have been attached to this Tender Offer Document as Annex D.

In addition, in connection with the review by the United States Securities and Exchange Commission (the “SEC”) of Schedule TO filed in connection with the Tender Offer in the United States (including the Tender Offer Document filed as an exhibit thereto), the Tender Offer Document is hereby amended as follows in response to the comments received from the SEC:

Summary Term Sheet

The response on page 17 of the Tender Offer Document to “If the Tender Offer is consummated, will the Company continue as a public company?” is hereby amended and restated as follows (amendments bold underlined):

If following the purchase of Equity Interests in the Tender Offer we do not own all of the Equity Interests, we expect to acquire all Equity Interests through the Subsequent Compulsory Redemption or otherwise. Once we acquire all Equity Interests, the Company will no longer be publicly-owned. Following completion of the Tender Offer but prior to the completion of the Subsequent Compulsory Redemption, there may be so few remaining shareholders and publicly-held ADSs that the ADSs will no longer be eligible to be traded on NASDAQ Global Select Market (“Nasdaq US”), there may not be a public trading market for ADSs of the Company, and the Company may no longer be required to make filings with the U.S. Securities and Exchange Commission (the “SEC”) or otherwise comply with the rules of the SEC relating to publicly-held companies. Once we own all of the Equity Interests, we plan to delist the Shares from NASDAQ Helsinki Ltd. (“Nasdaq Helsinki”). See Section 4.15—“Certain Effects of the Tender Offer.

Section 4.2—“Conditions to Completion of the Tender Offer”

The lead-in language of the first sentence of Section 4.2 of the Tender Offer Document, up to the colon (:), on page 44, is hereby amended and restated as follows (amendments bold underlined):

The obligation of the Offeror to accept for payment the Equity Interests validly tendered and not withdrawn during the Offer Period will be subject to the fulfilment or, to the extent permitted by applicable law, waiver by the Offeror of the following conditions, determined as of the expiration of the Offer Period, on or prior to the date of the Offeror’s announcement of the preliminary result with respect to the Offer Period (“Conditions to Completion”):

The second paragraph of Section 4.2 of the Tender Offer Document, on page 44, is hereby amended and restated as follows (amendments bold underlined):

Fulfillment of the Conditions to Completion, including fulfillment of the Minimum Condition, will be determined as of the expiration of the Offer Period on the next Finnish banking day after the Expiration Date, based on the preliminary results with respect to the Offer Period then available. Such results may be subject to change based on a finalization count, which will be available on the third (3rd) Finnish banking day after the Expiration Date. However, no such change will impact fulfillment of the Conditions to Completion.

The Tender Offer Document with the aforementioned supplements and amendments is available from 18 March 2016.

The Finnish Financial Supervisory Authority (the “FSA”) has approved the Finnish language version of this supplement but is not responsible for the accuracy of the information presented therein. The decision number of such approval is FIVA 3/02.05.05/2016.